Exhibit-23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
TTM Technologies, Inc.:
We consent to the incorporation by reference in the registration statements (Registration Nos. 333-46454 and 333-138219) on Forms S-8 of TTM Technologies, Inc. of our reports dated March 17, 2008, with respect to the consolidated balance sheets of TTM Technologies, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007 and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007, Annual Report on Form 10-K of TTM Technologies, Inc.
Our report on the consolidated financial statements of TTM Technologies, Inc. and subsidiaries refers to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective January 1, 2006, and Financial Accounting Standards Board Interpretation 48, “Accounting for Uncertainty in Income Taxes,” effective January 1, 2007.
/s/ KPMG LLP
Salt Lake City, Utah
March 17, 2008